Filed Pursuant To Rule 433

Registration No. 333-278880

October 20, 2025

Twitter/X

Tweet 1: https://x.com/Grayscale/status/1980355684370924010

Grayscale @Grayscale Quote Cointelegraph @Cointelegraph· 13h INSIGHT: Grayscale becomes the first to bring crypto staking to Wall Street through publicly traded ETPs, letting investors earn yields on ETH and SOL without running nodes. Wall Street meets DeFi. GRAYSCALE

Tweet 2:

GSOL is not an ETP and is quoted on OTC Markets Group. See important disclosures and learn more about the following products: Grayscale Ethereum Mini Trust ETF (Ticker: $ETH): https://etfs.grayscale.com/eth Grayscale Ethereum Trust ETF (Ticker: $ETHE): https://etfs.grayscale.com/ethe Grayscale Solana Trust (Ticker: $GSOL): https://grayscale.com/funds/grayscale-solana-trust?public ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds. An investment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets. ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ETHE, ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101. GSOL is speculative and entails significant risk, including the risk that an investor could lose their entire investment. The Solana protocol was relatively recently conceived and it’s particular underlying technological mechanisms may not function as intended, which could have an adverse impact on the value of SOL, respectively, and an investment in GSOL. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of ETHE and ETH. Grayscale Securities, LLC is the distributor of GSOL.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.